Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 30, 2010

Nomura America Finance, LLC

2 World Financial Center, Building B,

New York, New York 10281-1198.

Nomura Holdings, Inc.,

9-1, Nihonbashi 1-chome,

Chuo-ku, Tokyo 103-8645,

Japan.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) up to $1,000,000,000 aggregate initial offering price of senior debt securities (the “Securities”) of Nomura America Finance, LLC, a Delaware limited liability company (the “Company”), and (ii) the full and unconditional guarantees (the “Guarantees”) of the Securities by Nomura Holdings, Inc., a joint stock company incorporated with limited liability under the laws of Japan (the “Guarantor”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Nomura America Finance, LLC	-2-
Nomura Holdings, Inc.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement on Form F-3 relating to the Securities and the Guarantees has become effective under the Act, the terms of the Securities and the Guarantees and of the issuance and sale of the Securities have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, and the Indenture and the Securities have been duly executed and, in the case of the Securities, authenticated in accordance with the Indenture, and when the Securities and Guarantees have been issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency

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Nomura Holdings, Inc.

unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such a Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we have relied upon the opinion, dated September 30, 2010, of Anderson Mori & Tomotsune, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Anderson Mori & Tomotsune.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities and Guarantees” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP